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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-37957) and related Prospectus of Level One Communications, Incorporated dated August 10, 1999, pertaining to the deregistration of securities of Level One Communications, Incorporated, and to the incorporation by reference therein of our report dated January 11, 1999, with respect to the consolidated financial statements and schedule of Intel Corporation included in and/or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 26, 1998, filed with the Securities and Exchange Commission.

                                    /s/ ERNST & YOUNG LLP

San Jose, California
August 9, 1999